                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                               REMEDY CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    759548100
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)




                                Page 1 of 6 Pages
                       Exhibit Index Contained on Page ___
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-------------------------                               ------------------------
CUSIP NO. 759548100                   13 G                     Page 2 of 6 Pages
-------------------------                               ------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     LAWRENCE L. GARLICK
                     Tax ID Number:
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  / /      (b) / /
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         3,072,300 Shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH

                                  ----------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 Shares
                                  ----------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             3,072,300 Shares
                                  ----------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 Shares
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON      3,072,300 Shares
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                    / /
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                11.42%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
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                                                               Page 3 of 6 Pages


ITEM 1(a).        NAME OF ISSUER:

                  REMEDY CORPORATION

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1505 Salado Drive, Mountain View, CA 94043

ITEM 2(a).        NAME OF PERSONS FILING:

                  LAWRENCE L. GARLICK

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  1505 Salado Drive, Mountain View, CA 94043

ITEM 2(c)         CITIZENSHIP:

                  United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP #  759548100

ITEM 3.           Not Applicable
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                                                               Page 4 of 6 Pages

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                       (a)    Amount beneficially owned:

                              See Row 9 of cover page for each Reporting Person.

                       (b)    Percent of Class:

                              See Row 11 of cover page for each Reporting
                              Person.

                       (c)    Number of shares as to which such person has:


                                  (i)   Sole power to vote or to direct the
                                        vote:

                                        See Row 5 of cover page for each
                                        Reporting Person.

                                  (ii)  Shared power to vote or to direct the
                                        vote:

                                        See Row 6 of cover page for each
                                        Reporting Person.

                                  (iii) Sole power to dispose or to direct the
                                        disposition of:

                                        See Row 7 of cover page for each
                                        Reporting Person.

                                  (iv) Shared power to dispose or to direct the disposition of:

                                        See Row 8 of cover page for each
                                        Reporting Person.
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                                                               Page 5 of 6 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                                               Page 6 of 6 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997




         /s/ Lawrence L. Garlick
------------------------------------------